CONTRACT OF EMPLOYMENT

The following contract of employment in the meaning of Art. 319 ff. OR (Swiss Code of Obligations) is concluded between

Novelis AG (hereinafter called the Employer)
and
Michael A. Wälchli, born on [Date of Birth], [Address], citizen of Switzerland (hereinafter called the Employee)

1.The Employer employs the Employee as VP Special Projects. Place of work is Küsnacht, Switzerland.
2.The annual gross salary of the normal specified working time is CHF 325'000. payable in 12 instalments. Deductions from the gross salary (social security contributions, company pension plan contributions, others) are made in accordance with the prevailing regulations. Further details are specified in the Employee Handbook.
Furthermore, the Employee is entitled to participate in the Employer's bonus program. Awards are subject to scheme rules which may be altered from time to time.
3.This contract of employment is planned to come into effect on 1 November 2022. The contract of employment can be cancelled either by the Employee or the Employer by giving six months' notice at the end of the month.
The Employee's previous years of service with Novelis and the ABG Group and its associated companies will be considered (1 February 2015).
4.The Employer will determine the scope and nature of the work which it will assign to the Employee. The Employer in particular reserves the right to also use the services of the Employee in the companies of the group and in associated companies.
5.This Employment Contract is contingent upon and only enters into force on the date of receipt of the work and residence permit authorizing the Employee to work for Novelis in Switzerland if applicable. Should such permit not be granted, this Employment Contract shall automatically lapse.
6.The Employee shall perform the work assigned to him by the Employer on a full-time basis and in the best interests of the Employer. The Employee agrees not to seek or accept additional employment from third parties without the prior written approval of the Employer.
7.The Employee further undertakes and agrees to regard any information, of any kind, which comes to him or is acquired by him as a result of, or with regard to, his employment with respect to the business or fabrication operations of the Employer as confidential and proprietary and undertakes not to disclose any such information to a person not an employee of the Employer authorized to receive such information, or to any third party during his employment as well as after its termination. Presentations and publications by the Employee which refer to the field of employment hereunder shall not be made by the Employee unless, after review, approval in writing by the Employer for presentation or publication is granted.
8.The Employee will participate in the Pension Scheme of the Employer.
9.The Employee's normal specified working time as well as the annual holiday entitlement are specified in the Employee Handbook.

10.Continuation of salary payment in case of accident and illness through no fault of one's own is regulated in the Employee Handbook.
11.Overtime is covered with the base salary and will not be compensated.
12.The Employee acknowledges the general regulations such as set of rules, directives and official instructions of the Employer and its Pension Schemes as amended from time to time, as binding on himself.
13.To the extent that this contract of employment contains no such provisions, the Employee Handbook applies.
14.The Employee confirms that he has received a copy of the Employee Handbook and has taken note of the contents thereof.
15.This contract of employment is subject to Swiss law and supersedes any other contractual agreements with the ABG Group and its affiliates.

Küsnacht, 19 September 2022
Novelis AG

/s/ Emilio Braghi
Emilio Braghi
EVP & President Novelis Europe

/s/ Wolfram Joos
Wolfram Joos
VP Human Resources Novelis Europe

Place, date: Neuss, 24.9.22
The Employee:

/s/ Michael A. Wälchli
Michael A. Wälchli